FOR IMMEDIATE RELEASE

CONTACTS:	Media David Schull (212) 845-4271 david.schull@russopartnersllc.com Investors Parag Dave (917) 322-2585 pdave@otccommunications.com

NuRx Pharmaceuticals Doses First Patient in Phase I Clinical Trial
of First-in-Class RXR Agonist NRX4204

IRVINE, Calif., March XX, 2008 - NuRx Pharmaceuticals, Inc. (OTCBB: NURX) today announced it has dosed the first patient in a Phase I clinical trial of the first-in-class rexinoid receptor (RXR) agonist NRX4204.
The single-center study, which NuRx expects to complete in the fourth quarter of this year, is designed to evaluate the safety and tolerability of the compound. NRX4204 is the company’s first drug candidate in clinical trials.
“Our preclinical data show that NRX4204 is a highly potent and specific, orally bio-available RXR agonist that is effective in models of non-small cell lung cancer and breast cancer,” said Harin Padma-Nathan, M.D., NuRx’s president and CEO. “We intend to pursue the development of this compound as a treatment for both indications. There are no rexinoid treatments currently approved for these indications.”

NuRx Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation retinoid and rexinoid compounds for application in oncology (treatment, prevention and adjunctive supportive therapy) and other highly prevalent diseases. The company’s lead compounds are NRX4204, a highly specific, first-in-class rexinoid agonist that is targeted for development in non-small cell lung carcinoma and breast cancer and a RAR agonist for the treatment of acute leukemia. Based in Irvine, Calif., NuRx has a technology and IP platform that includes a library of nearly 6,000 compounds supported by 230 issued U.S. and international patents and more than 80 additional patents in application. For more information, visit www.nurxpharmaceutical.com.

The above information contains information relating to the Company that is based on the beliefs of the Company and/or its management as well as assumptions made by and information currently available to the Company or its management. The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this news release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the fact that the Company is engaged in early stage research and does not expect to obtain any revenues for several years and other risks as detailed from time to time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this news release represent the Company’s judgment as of the date of this news release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

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